As filed with the Securities and Exchange Commission on June 6, 2011
Registration Statement No. 333-123080

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HAWKINS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	41-0771293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3100 East Hennepin Avenue Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)
Hawkins, Inc. 2004 Omnibus Stock Plan
(Full title of the plan)
Richard G. Erstad
Vice President, General Counsel and Secretary
Hawkins, Inc.
3100 East Hennepin Avenue
Minneapolis, Minnesota 55413
Telephone: (612) 331-6910
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven C. Kennedy
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

SIGNATURES

EXPLANATORY NOTE
     The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2005 (Registration Statement No. 333-123080) (the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $.05 per share (“Common Stock”), thereby registered for offer or sale pursuant to the Hawkins, Inc. 2004 Omnibus Stock Plan (the “2004 Plan”). The Registrant registered a total of 350,000 shares of Common Stock under to the Prior Registration Statement.
     The Registrant has since adopted a new incentive plan, the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”), which replaces the 2004 Plan as of July 28, 2010, the date the Registrant’s shareholders approved the 2010 Plan. No future awards will be made under the 2004 Plan. According to the terms of the 2010 Plan, the 89,093 shares of Common Stock (the “Carryover Shares”) that remained available for grant under the 2004 Plan as of July 28, 2010 are available for issuance under the 2010 Plan. The Carryover Shares are hereby deregistered under the Prior Registration Statement.
     Contemporaneously with the filing of this Post Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2010 Plan, including, but not limited to, the Carryover Shares. The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.
     Additional shares under the 2004 Plan may become available in the future due to awards made under the 2004 Plan that were outstanding on July 28, 2010 expiring or being forfeited, terminated, or settled in cash. From time to time, the Registrant may file additional post-effective amendments to the Prior Registration Statement to deregister and transfer such shares to the New Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on June 6, 2011.

Hawkins, Inc.
By /s/ Patrick H. Hawkins
Patrick H. Hawkins
Chief Executive Officer and President (On behalf of the Registrant)

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below on June 6, 2011 by the following persons in the capacities indicated:

Name	Title

/s/ Patrick H. Hawkins Patrick H. Hawkins	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Kathleen P. Pepski Kathleen P. Pepski	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ John S. McKeon John S. McKeon	Chairman of the Board and Director

/s/ Duane M. Jergenson Duane M. Jergenson	Director

/s/ Daryl I. Skaar Daryl I. Skaar	Director

/s/ James A. Faulconbridge James A. Faulconbridge	Director

/s/ James T. Thompson James T. Thompson	Director

/s/ Jeffrey L. Wright Jeffrey L. Wright	Director